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                                                                    EXHIBIT 11.1


                            CENTURY ALUMINUM COMPANY
    STATEMENT RE: CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE
                    (in Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                               ---------------------
                                                                 1998          1997
                                                               -------       -------
Basic:
             Net income ...................................    $ 5,828       $ 1,726

             Weighted average common shares outstanding ...     20,000        20,000
                                                               -------       -------

             Earnings per common share ....................    $  0.29       $  0.09
                                                               =======       =======

Diluted:
             Net income ...................................    $ 5,828       $ 1,726

             Weighted average common shares outstanding,
                assuming dilution .........................     20,259        20,252
                                                               -------       -------

             Diluted earnings per common share ............    $  0.29       $  0.09
                                                               =======       =======


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